UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 15, 2000

AVANEX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State of Other Jurisdiction of Incorporation)

000-29175	94-3285348
(Commission File Number)	(I.R.S. Employer Identification Number)

40919 Encyclopedia Circle
Fremont, California    94538
(Address of principal executive offices including zip code)

(510) 897-4188
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events

Avanex Corporation announced today that Walter Alessandrini, who has served as President and Chief Executive Officer of Avanex since early 1999, has been elected Chairman of the Board and Chief Executive Officer of the company.

The company also announced today that Paul R. Engle, formerly vice president and general manager of the Fiber Optic Communications Division of Agilent Technologies, is joining Avanex as President and Chief Operating Officer, effective Tuesday, September 19, 2000. Engle will report to Alessandrini, and will have day-to-day operating responsibility for the manufacturing, engineering, product management, sales and quality functions

A copy of the press release, dated September 18, 2000, issued by Avanex, releating to the above-mentioned transaction is attached as Exhibit 99.1 hereto.

Item 7. Exhibits.

(c) Exhibits.

99.1 Press Release dated September 18, 2000, issued by Avanex Corporation

SIGNATURES

Pursuant to the requirement of the Security Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 22, 2000

AVANEX CORPORATION

(Registrant)

By:	/s/ JESSY CHAO

Jessy Chao
Vice President, Finance and Chief Financial Officer
(Duly Authorized Officer and Principal Financial and Accounting Officer)

INDEX TO EXHIBITS

Exhibit	Description
99.1	Text of press release dated September 18, 2000

EXHIBIT 99.1

Avanex elects Alessandrini as Chairman of the Board

Selects Agilent executive as President and COO

FREMONT, Calif. - 9.18.00 --Avanex Corporation (Nasdaq: AVNX) announced today that Walter Alessandrini, who has served as President and Chief Executive Officer of Avanex since early 1999, has been elected Chairman of the Board and Chief Executive Officer of the company.

The company also announced today that Paul R. Engle, formerly vice president and general manager of the Fiber Optic Communications Division of Agilent Technologies, is joining Avanex as President and Chief Operating Officer, effective Tuesday, September 19, 2000. Engle will report to Alessandrini, and will have day-to-day operating responsibility for the manufacturing, engineering, product management, sales and quality functions

In making today's announcement, Alessandrini noted that this expansion of management is a direct result of the tremendous growth Avanex is experiencing.

"In just one year we have grown from 60 to over 1,000 employees, from 20,000 to 252,000 square feet of facilities, from $510,000 to over $40 million in revenues. To manage and extend that pace of growth, and continue to build a strong and profitable company, we needed to expand our management depth by bringing in a heavy-hitter with a strong and successful operational background. Paul Engle fits that description perfectly. His background with major companies such as Agilent, Hewlett Packard, Rockwell International and Texas Instruments gives him the perspective and knowledge to keep our day-to-day operations at a sustained level of excellence."

Engle noted, "Avanex offers an exciting and challenging opportunity. I look forward to joining an already powerful management team and to helping continue its very high level of success. In a very short time, Avanex's unique combination of vision, technology and execution has propelled the company to an impressive record of growth. The challenge ahead is to ensure that we continue to execute flawlessly, and to take advantage of our opportunities as the leading provider of photonic processing solutions for the communications industry."

Engle has extensive experience in the fiber optics industry and a successful record in management positions with some of world's leading technology companies.

In February 1997, Engle assumed full profit and loss responsibility for Hewlett Packard's worldwide fiber optics components business, which he grew to over $500 million in annual revenue to become the world's largest fiber optics component business, and which was among the HP businesses that were spun off as Agilent Technologies in November 1999. Engle had joined Hewlett Packard in England in 1993 as general manager of the company's Fiber Optic Components Operation.

Engle previously was president and managing director of BT&D Technologies Ltd. in Ipswich, England, a joint venture formed by British Telecom and DuPont to develop fiber optics products. He assumed leadership of BT&D after the start-up phase. He directed it to profitability and its ultimate sale in 1993 to Hewlett Packard.

Earlier, Engle founded and was president of Qualitron, Inc. in Dallas, Texas after stints with three major corporations - Rockwell International, Fairchild Semiconductors and Texas Instruments. He has experience as a director of manufacturing, quality assurance manager and research and development scientist. He is a Registered Professional Engineer in California.

Engle holds a degree in physics and mathematics from Pan American University and a master's degree in business administration from the University of Dallas. He also has done graduate work in the Executive Development Program at Stanford University.

About Avanex

Avanex designs, manufactures and markets photonic processors for the communications industry. Avanex's photonic processors offer communications service providers and optical systems manufacturers greater levels of performance and miniaturization, reduced complexity and increased cost-effectiveness as compared to current alternatives.

Avanex was incorporated in 1997 and is headquartered in Fremont, Calif. In addition to a development and manufacturing facility in Fremont, the company also maintains The Photonics CenterTM in Richardson, Texas. To learn more about Avanex, visit its web site at: www.avanex.com.

Forward-looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act. Actual results could differ materially from those projected in the forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, our inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance.

Avanex undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact Information:

Media	Investor Relations
Tony Florence Phone: 510-897-4162 Fax: 510-979-0198 email: tony_florence@avanex.com	Mark Weinswig Phone: 510-897-4344 Fax: 510-897-4345 email: mark_weinswig@avanex.com